Exhibit 5.1

28 November, 2014

Matter No.: 878473

Doc Ref: RH/RW/101431829.1

852 2842 9530 / 2842 9554

Richard.Hall@conyersdill.com

Rowan.Wu@conyersdill.com

Phoenix New Media Limited

Cricket Square

Hutchins Drive, P.O. Box 2681

Grand Cayman KY1-1111

Cayman Islands

Dear Sirs,

Re: Phoenix New Media Limited (the “Company”)

We have acted as special Cayman Islands legal counsel to the Company in connection with a registration statement on Form S-8 filed by the Company with the United States Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), relating to the registration of an aggregate of 28,401,492 class A ordinary shares, par value US$0.01 per share (the “Shares”) to be issued pursuant to the 2008 share option plan of the Company (the “Plan”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

For the purposes of giving this opinion, we have examined and relied upon copies of the following documents:

(i)                                     the Registration Statement; and

(ii)                                  the Plan.

We have also reviewed and relied upon (1) the Amended and Restated Memorandum of Association and the Second Amended and Restated Articles of Association of the Company, (2) copies of the written resolutions of the sole member of the Company passed on 27 May 2008 (the “Sole Member Resolutions”), the minutes of a meeting of the shareholders of the Company held on 16 August, 2012 and the minutes of the annual general meeting of the Company held on 4 June, 2014 (the “EGM Minutes” and collectively with the Sole Member Resolutions, the “Members Resolutions”), (3) copies of the written resolutions of the directors of the Company passed on 27 May 2008, 8 November 2011, 29 June 2012, 15 August 2013, 22 April, 2014 and 20 November, 2014 (the “Board Resolutions”), (4) a certificate of good standing of the Company dated 19 November, 2014 (the “Certificate Date”) and (4) such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies of documents (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) the accuracy and completeness of all factual representations made in the Registration Statement, the Plan and other documents reviewed by us, (c) that the Members Resolutions and the Board Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended, (d) that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein, (e) that upon issue of any shares to be sold by the Company, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof, (f) the validity and binding effect under the laws of the United States of America of the Registration Statement and that the Registration Statement will be duly filed with the Commission, (g) that on the date of issuance of any of the Shares, the Company will have sufficient authorised but unissued Shares and that the total aggregate number of the Shares to be issued by the Company under the Plan will not, as at the date of issue of such Shares, exceed the maximum number of Shares available for subscription under the Plan, (h) that on or prior to the date of issuance of any of the Shares, all approval from the shareholders of Phoenix Satellite Television Holdings Limited as required under the Plan have been obtained, and (i) that on the date of issuance of any award under the Plan, the Company will be able to pay its liabilities as they become due.

We express no opinion with respect to the issuance of Shares pursuant to any provision of the Plan that purports to obligate the Company to issue Shares following the commencement of a winding up or liquidation.  We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands.  This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands.  This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Shares by the Company and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.                                      As at the Certificate Date, the Company is duly incorporated and existing under the laws of the Cayman Islands in good standing (meaning solely that it has not failed to make any filing with any Cayman Islands government authority or to pay any Cayman Islands government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of the Cayman Islands).

2.                                      The Shares, when issued and paid for in accordance with the Plan, will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue or holding of such shares).

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.  In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman (Cayman) Limited
Conyers Dill & Pearman (Cayman) Limited